EXHIBIT 10.5

SEPARATION AGREEMENT

This Separation Agreement (this “Separation Agreement”) is made and entered into as of January 10, 2024 (the “Effective Date”), by and between TechTarget, Inc. (“Company”) and Michael Cotoia (“you”). This Separation Agreement sets forth certain terms of your separation from the Company, including certain waivers and releases by you, in order to receive certain separation payments and benefits, as set forth in detail below.

By signing this Separation Agreement, you and the Company agree as follows:

1. STATUS OF EMPLOYMENT

You and the Company agree that your employment with the Company will terminate upon the closing of the transactions contemplated in that certain Merger Agreement dated January 10, 2024, by and among the Company, Toro CombineCo, Inc., Informa PLC and the other parties thereto (the “Merger Agreement”). The date on which your employment with the Company actually ends will be the “Separation Date.” For the avoidance of doubt, if the transactions contemplated in the Merger Agreement are not consummated, this Separation Agreement will be void ab initio with no further force or effect.

You hereby resign, effective as of the Separation Date, from all directorships, officerships and other similar positions with the Company and its affiliates. You shall sign all appropriate documentation prepared by the Company to evidence such resignations.

2. CONSULTING AGREEMENT

As a condition to entering into this Separation Agreement, you and the Company agree to execute and enter into the Consulting Agreement attached hereto as Exhibit A.

3. SEVERANCE BENEFITS

Upon and/or following the Separation Date, as applicable, the Company shall pay or provide you any earned but unpaid base salary, incentive compensation earned but not yet paid, unpaid expense reimbursements and any vested benefits you may have under any employee benefit plan.

Provided that the you execute the Release of Claims Agreement attached hereto as Exhibit B (the “Release”) within twenty-one (21) days following but no earlier than the Separation Date and do not revoke it, and subject to your continued compliance in all material respects with the terms of this Separation Agreement and the Consulting Agreement (provided, that any alleged non-compliance, if reasonably capable of cure, will be disregarded for all purposes if you reasonably cure such alleged non-compliance within thirty (30) days following the date the Company provides written notice to you of such alleged non-compliance, which notice shall include reasonable detail of the circumstances related thereto), the Company will, in lieu of, and in complete satisfaction of, any rights related to the termination of your employment that you may or may not have under or with respect to the employment agreement dated as of May 3, 2016, by and between you and Company (the “Employment Agreement”), or any other agreement entered into by you and the Company, provide you with the following benefits (the “Severance Benefits”):

(a) you will receive severance in the aggregate amount of (x) $700,000 plus (y) the Prorated Bonus (as defined below) less (z) applicable tax withholdings and deductions, payable in twenty-eight (28) equal installments in accordance with the Company’s normal payroll practices during the 14-month period following the Separation Date; and

(b) if you are eligible for, and elect to receive, continued coverage for yourself and, if applicable, your eligible dependents under the Company’s group health benefits plan(s) in accordance with the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay the provider for eighteen (18) months (or, if less, for the period you are eligible for such COBRA continuation coverage) for the excess of (x) the amount that you are required to pay monthly to maintain such COBRA continuation coverage, over (y) the amount that you would have paid monthly to participate in the Company’s group health benefit plan(s) had you continued to be an employee of the Company, provided, that the Company in addition shall pay to you an amount sufficient to cover any additional taxes to be paid by you on any amounts that are imputed in income in connection with such payment of a portion of COBRA premiums, and provided, further, that the Company’s payment of a portion of COBRA premiums described in this provision shall terminate earlier as of the date on which you become eligible for any health benefits as a result of subsequent employment or service.

The “Prorated Bonus” means the greater of: (a) $108,750 or (b) the product of (i) $596 multiplied by (ii) the number of days that you are employed by the Company during calendar year 2024.

In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA benefits, you must immediately notify the Company in writing of such event.

4. LIMITATIONS

Nothing in this Separation Agreement shall be binding upon the parties to the extent it is void or unenforceable for any reason, including, without limitation, as a result of any law regulating competition or proscribing unlawful business practices; provided, however, that to the extent that any provision in this Separation Agreement could be modified to render it enforceable under applicable law, it shall be deemed so modified and enforced to the fullest extent allowed by law.

5. WAIVER AND RELEASE

In exchange for the Severance Benefits that the Company will provide to you under this Separation Agreement, you agree to execute and not revoke the Release.

6. COVENANT NOT TO SUE

You understand that following the Release Effective Date (as defined in the Release), the Release will be final and binding. Except as set forth herein, you promise that you will not pursue any claim that you have settled by the Release. You further understand that nothing in this Separation Agreement generally prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, or any other federal, state or local agency charged with the enforcement of any employment laws, although by signing this release you are waiving your right to individual relief based on claims asserted in such a charge or complaint. The Company agrees that this Separation Agreement does not extend to, release or modify any rights to indemnification or advancement of expenses to which you are entitled from the Company or its insurers under any contract or agreement with the Company or any of its affiliates, or under the corporate governing instruments or any insurance policies of the Company or any of its affiliates.

7. MATERIAL BREACH

You agree that in any breach of this Separation Agreement in any material respect, the Company will have no further obligation to pay or provide any unpaid Severance Benefits (provided, that any alleged breach, if reasonably capable of cure, will be disregarded for all purposes if you reasonably cure such alleged breach within thirty (30) days following the date the Company provides written notice to you of such alleged breach, which notice shall include reasonable detail of the circumstances related thereto) and will be entitled to equitable and/or injunctive relief and, because the damages for such a breach or threatened breach will be impossible or impractical to determine and will not therefore provide a full and adequate remedy, the Company will also be entitled to specific performance by you. No amount owing to you under this Separation Agreement shall be subject to set-off or reduction by reason of any claims which the Company has or may have against you. However, nothing in this Separation Agreement shall limit or prevent the Company from also pursuing any other or additional remedies it may have for breach of any other agreement you may have signed. Despite any breaches, your other obligations under this Separation Agreement will remain in full force and effect. Failure by either party to enforce any term of condition of this Separation Agreement at any time shall not preclude that party from enforcing that provision, or any other provision, at a later time.

8. CONFIDENTIALITY AND OTHER OBLIGATIONS

As used in this Separation Agreement, “Confidential Information” means non-public information belonging to the Company and its affiliates and subsidiaries which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company and its affiliates or subsidiaries. Confidential Information includes, without limitation, (a) all information concerning trade secrets of the Company and its affiliates and subsidiaries, including computer programs, system documentation, special hardware, product hardware, related software development, computer systems, source code, object code, manuals, formulae, processes, methods, machines, compositions, ideas, improvements or inventions; (b) all sales and financial information concerning the Company and its affiliates and subsidiaries; (c) all customers, customer lists or requirements; (d) all group strategy, research activities, data, technology, methodologies, techniques, distribution plans, contractual arrangements, profits, sales, price lists, pricing policies, operational methods, technical processes, other business affairs and methods, plans for future developments and other technical and business information relating to the business of the Company and its affiliates and subsidiaries, employees, officers, business partners or customers and all trademarks, domain names, copyrights and patents and applications thereof, all inventions, processes, studies, reports, research records, market surveys and know-how and technical papers; (e) all information in any way concerning the business or affairs of the Company and its affiliates and subsidiaries, suppliers, business partners or customers which was furnished to you by the Company and its affiliates or subsidiaries, suppliers, business partners or customers or otherwise discovered by you during your employment with the Company; and (f) any document marked “confidential” or any information which you have been advised is confidential or which might reasonably be expected to be regarded as confidential or any information which has been given to the Company or its affiliates or subsidiaries in confidence by customers, suppliers or other persons. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of your duties under this Section 8.

Your employment creates a relationship of confidence and trust between you and the Company with respect to all Confidential Information. At all times, both before and after the Separation Date, you will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing your duties to the Company. You understand that pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally, or civilly, liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a federal, state, or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law. Moreover, you understand that you may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal. Finally, you understand that an employee who files a lawsuit alleging retaliation by the Company for reporting a suspected violation of the law may disclose the trade secret to the attorney of the employee and use the trade secret in the court proceeding, if the employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Nothing in this Separation Agreement prohibits you from making truthful statements or disclosures about any alleged unlawful employment practice, including, but not limited to, discrimination, harassment or retaliation.

You further promise, covenant and agree not to discuss the contents of this Separation Agreement with any person except your financial, legal or tax advisor or spouse (each of whom shall be informed of this confidentiality provision and must first agree to keep this information confidential), or when otherwise required by law or process of law. The foregoing provision is not intended to prevent you from providing truthful and accurate information as otherwise required by applicable law or for the specific purpose of enforcing the terms of this Separation Agreement, or from communicating with other employees about the terms and conditions of your employment. This provision is not intended to restrict your right under Section 7 of the National Labor Relations Act.

All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to you by the Company or are produced by you in connection with your employment will be and remain the sole property of the Company. You will return to the Company all such materials and property as and when requested by the Company. In any event, you will return all such materials and property promptly upon termination of the Consulting Agreement. You will not retain any such material or property or any copies thereof after the termination of the Consulting Agreement.

9. RESTRICTIVE COVENANTS

You enter into this Agreement in exchange for the Severance Benefits and the consulting fee described in Exhibit B. You and the Company agree that this Separation Agreement is entered into in connection with your separation from the Company and, therefore, not governed by the Massachusetts Noncompetition Agreement Act (MGL c.149, § 24L). In the event that a court of competent jurisdiction determines that the covenants set forth in this Section 9 are covered by the Massachusetts Noncompetition Agreement Act, you and the Company agree that this Separation Agreement is supported by mutually agreed-upon consideration under the Massachusetts Noncompetition Agreement Act (MGL c.149, § 24L) and agree and stipulate not to challenge the sufficiency of the agreed-upon consideration supporting this Separation Agreement. You further acknowledge and agree that: (a) the Company has advised you, in writing, that you have the right to consult with counsel prior to signing this Separation Agreement (and this document constitutes that writing); and (b) you have been given more than ten (10) business days to review this Separation Agreement prior to signing it.

You agree that, for a period of nine (9) months following the termination of the Consulting Agreement, you will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, perform the same or substantially similar duties for a Competing Business (as hereinafter defined) that you performed for Company in the twenty-four (24) month period prior to the Separation Date within the Restricted Territory (as hereinafter defined). You understand that the restrictions set forth in this paragraph are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agree that such restrictions are reasonable and appropriate for this purpose. For purposes of this Separation Agreement, the term “Competing Business” means any businesses that offer (a) digital demand generation and digital advertising, and purchase intent data or sales and marketing workflow solutions targeted toward customers that offer technology or communications solutions inclusive of hardware, software, and services; (b) market data, research, and advisory services or consulting services incorporating industry analyst content targeted toward customers that offer technology or communications solutions inclusive of hardware, software, and services; or (c) content marketing services inclusive of custom content creation targeted toward customers that offer technology or communications solutions inclusive of hardware, software, and services. For purposes of this Separation Agreement, the term “Restricted Territory” means any geographic area or territory where you conducted business for or on behalf of the Company or any of its affiliates or subsidiaries, or where parties were located with whom or which you interacted during the twenty-four (24) month period prior to the Separation Date.

You further agree that, for a period of nine (9) months following the termination of the Consulting Agreement, you (a) will refrain, either alone or in association with others, from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting any Restricted Person (as defined herein), inducing or influencing any Restricted Person to terminate their relationship with the Company or any of its subsidiaries (other than terminations of employment of subordinate employees undertaken in the course of your employment with the Company) or otherwise interfering in any material respect with said relationship; and (b) will refrain, either alone or in association with others, from (x) soliciting any Restricted Customer (as defined herein) or (y) encouraging any Restricted Customer, in the case of each of clauses (x) or (y), to terminate or otherwise modify adversely its business relationship with the Company or any of its subsidiaries. You understand that the restrictions set forth in this paragraph are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agree that such restrictions are reasonable and appropriate for this purpose. For purposes of this Separation Agreement, the term “Restricted Person” means each and every person employed by the Company or any of its subsidiaries within the twelve (12) month period preceding the Separation Date and with whom you, during such period, had supervisory responsibility or work-related contact, or about whom you acquired Confidential Information relating to compensation, benefits, performance evaluations or services (in each case, excluding any such persons whose relationship with the Company or its subsidiaries was terminated by the Company or its subsidiaries without cause). For purposes of this Separation Agreement, the term “Restricted Customer” means each and every customer, vendor, supplier, consultant and independent contractor with whom or with which the Company or any of its subsidiaries has conducted business within the twelve (12) month period preceding the Separation Date and with whom you, during such twelve (12) month period, had business-related contact or about which you acquired Confidential Information by virtue of your employment relationship with the Company.

You agree to cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after your employment with the Company, you also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. The Company shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of obligations pursuant to this paragraph.

You agree and acknowledge that the terms of Section 9 of this Separation Agreement are intended to protect and preserve legitimate business interests of the Company and are reasonable and necessary. It is further agreed that any breach of Section 9 of this Separation Agreement may render irreparable harm to the Company. In the event of a breach or threatened breach by you, you acknowledge and agree that the Company’s remedies at law may be inadequate and that, subject to Section 11, the Company shall be entitled to injunctive and other equitable relief against any threatened or continued breach of this Separation Agreement by you without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach or posting a bond. In the event a court of competent jurisdiction determines that any provision of this Separation Agreement is excessively broad, it is expressly agreed that this Separation Agreement shall be construed so that the remaining provisions hereof shall not be affected by any such determination, but shall remain in full force and effect, and any such overbroad provision(s) shall be deemed, without further action on the part of any party, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction. Further, a court of competent jurisdiction may modify any such overbroad provision to the extent necessary to make the provision enforceable according to applicable law and enforce the provision as modified. You further agree that any applicable restricted period set forth in this Section 9 shall be tolled during any legal proceedings during which the Company seeks to enforce any of these covenants against you if it is ultimately determined that you were in breach of such covenants.

You agree that, during the non-competition and non-solicitation period, you will give notice to the Company of each new business activity you plan to undertake, at least ten (10) business days prior to beginning any such activity. The notice shall state the name and address of the individual, corporation, association or other entity or organization (“Entity”) for whom such activity is undertaken and the name of your business relationship or position with the Entity. You further agree to provide the Company with other pertinent information concerning such business activity as the Company may reasonably request in order to determine your continued compliance with your obligations under this Separation Agreement. You agree to provide a copy of this Separation Agreement to all persons and Entities with whom you seek to be hired or do business before accepting employment or engagement with any of them.

10. TAXES

It is the Company’s intention that all payments or benefits provided under this Separation Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an exemption therefrom, and this Separation Agreement shall be construed and applied in a manner consistent with this intent.

Any payment or benefit due upon a termination of employment that represents a “deferral of compensation” within the meaning of Section 409A of the Code (“Section 409A”) shall commence to be paid or provided to you thirty-one (31) days following a “separation from service” as defined in Treas. Reg. § 1.409A-1(h), unless earlier commencement is otherwise permitted by Section 409A, provided that you execute the Release in accordance with the terms of this Separation Agreement.

Each payment made under this Separation Agreement shall be deemed to be a separate payment for purposes of Section 409A and any right to a series of installment payments shall be deemed to be a right to a series of separate payments for purposes of Section 409A. Amounts payable under this Separation Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6.

Notwithstanding anything in this Separation Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (a) you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), (b) amounts or benefits under this Separation Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) and (c) you are employed by a public company or a controlled group affiliate thereof: no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to you prior to the date that is six (6) months after the date of separation from service or, if earlier, the date of death; following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.

Notwithstanding anything to the contrary in this Separation Agreement, any payment or benefit under this Separation Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to you only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which your “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which your “separation from service” occurs. To the extent any indemnification payment, expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement or the provision of any in-kind benefit in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any lifetime or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

Notwithstanding anything to the contrary herein, the Company does not guarantee the tax treatment of any payments or benefits under this Separation Agreement, including without limitation under the Code, federal, state, local or foreign tax laws and regulations. In no event may you, directly or indirectly, designate the calendar year of any payment under this Separation Agreement. In the event the consideration and revocation period referenced in the Release ends in the taxable year following your termination of employment, any severance payment or deferred compensation payment shall be paid or commence in such subsequent taxable year if required under Section 409A.

11. NATURE OF AGREEMENT

By signing this Separation Agreement, you acknowledge that you are doing so freely, knowingly and voluntarily. You acknowledge that in signing this Separation Agreement you have relied only on the promises written in this Separation Agreement and in the Release of Claims attached as Exhibit B hereto, and not on any other promise made by the Company. This Separation Agreement is not, and will not be considered, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind. This Separation Agreement, along with the Release, contains the entire agreement between the Company and you regarding your departure from the Company. This Separation Agreement may not be altered, modified, waived or amended except by a written document signed by a duly authorized representative of the Company and you. Except as otherwise explicitly provided, this Separation Agreement will be interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

Any controversy or claim arising out of or relating to this Separation Agreement or the breach thereof or otherwise arising out of your employment with the Company or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other you or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 11 shall be specifically enforceable. Notwithstanding the foregoing, this Section 11 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 11.

The headings in this document are for reference only and shall not in any way affect the meaning or interpretation of this Separation Agreement. Nothing in this Separation Agreement shall be binding on the parties to the extent it is void or unenforceable. The provisions of this Separation Agreement are severable. If any provision of this Separation Agreement is ruled unenforceable or invalid, such ruling shall not affect the enforceability or validity of other provisions of this Separation Agreement.

This Separation Agreement may be executed in any number of counterparts (including by DocuSign or similar platform, or by .pdf, .tif, .gif, ..jpeg or similar attachment to electronic mail), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

[Signature page follows]

IN WITNESS WHEREOF, you and the Company have executed this Separation Agreement as of the dates set forth below.

Michael Cotoia

/s/ Michael Cotoia

Date: January 10, 2024

[Signature Page to

Separation Agreement]

TechTarget, Inc.

By:	/s/ Daniel Noreck
Name: Daniel Noreck
Title: Chief Financial Officer

Date:	January 10, 2024

[Signature Page to

Separation Agreement]

EXHIBIT A

CONSULTING AGREEMENT

[See attachment]

TORO COMBINECO, INC.

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”), dated as of January 10, 2024 is made by and between Toro CombineCo, Inc. (the “Company”), a Delaware corporation with a principal place of business at 275 Grove Street, Newton, MA 02466, and Michael Cotoia, a resident of Massachusetts (the “Consultant”).

WHEREAS, reference is made to that certain Merger Agreement dated January 10, 2024 by and among the Company, TechTarget, Inc., Informa PLC and the other parties thereto (the “Merger Agreement”); and

WHEREAS, the Company wishes to engage the Consultant and the Consultant wishes to accept such engagement on the terms set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Services.

(a) The Company hereby engages the Consultant, and the Consultant hereby accepts such engagement, as an independent contractor to provide certain services to the Company on the terms and conditions set forth in this Agreement. During the Term (as defined below), the Consultant shall provide consulting services with regard to the business and operations of the Company, its subsidiaries and its affiliates as requested by the Chief Executive Officer of Toro CombineCo, Inc. (“CombineCo”), which may include all or some of the services set forth on Schedule A (the “Services”). The Consultant shall perform the Services in a professional manner in accordance with all applicable federal, state, and local laws and regulations and generally recognized industry standards for similar services, and shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner.

(b) The Consultant shall furnish, at the Consultant’s own expense, the materials, equipment, supplies, and other resources necessary to perform the Services, provided that the Company shall, to the extent necessary for the performance of the Services, permit the Consultant to access to the Company’s premises and systems, as determined by the Company.

2. Term.

(a) Subject to Section 8 below, the term of this Agreement shall commence on the Effective Time (as defined in the merger agreement) and shall automatically terminate upon the earlier of (i) the completion of the combination and formation of CombineCo as determined by the Company in its sole discretion, provided the Company provides at least sixty (60) days’ advance written notice of termination in such event, and (ii) the first anniversary of the Effective Time (such period of time, the “Term”); provided that the Term may be extended by mutual written agreement between the Company and the Consultant.

(b) For the avoidance of doubt, if the transactions contemplated in the Merger Agreement are not consummated, this Consulting Agreement will be void ab initio with no further force or effect.

3. Fees and Expenses.

(a) With respect to the performance of the Services, the Company shall pay the Contractor at a rate of $3,807 per day. The Company shall, without any requirement that the Contractor provide an invoice, pay the contractor on a monthly basis in arrears not later than the last day of the applicable month based on the following number of days of service (i) five days per week from the Effective Date through the date that is six (6) months following the Effective Time; (ii) 2.5 days per week thereafter through the date that is nine (9) months following the Effective Time, and (iii) one day per week thereafter through the first anniversary of the Effective Time.

(b) The Consultant shall receive an IRS Form 1099-NEC from the Company and shall be solely responsible for all federal, state, and local taxes applicable to the Consultant. The Company shall not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes with respect to any payments made to the Consultant pursuant to this Agreement. The Consultant shall be solely responsible for any travel or other costs or expenses incurred by the Consultant in connection with the performance of the Services and in no event shall the Company reimburse the Consultant for any such costs or expenses.

4. Relationship of the Parties.

(a) The Consultant is engaged as an independent contractor of the Company and this Agreement shall not be construed to create any association, partnership, joint venture, employment, or agency relationship between the Consultant and the Company for any purpose. The Consultant has no authority (and shall not hold itself out as having authority) to act as an agent of the Company or bind the Company and shall not make any agreements or representations on the Company’s behalf.

(b) The Consultant shall not be eligible to participate in any employee benefit plans offered by the Company to its employees, including, but not limited to, any vacation, group medical or life insurance, disability, profit sharing, retirement, fringe or other benefit plan.

5. Confidentiality.

(a) The Consultant acknowledges that the Consultant may have access to information that is treated as confidential and proprietary by the Company, including, without limitation, information pertaining to business operations and strategies, customers, pricing, finances, or personnel, in each case whether spoken, written, printed, electronic, or in any other form or medium (collectively, the “Confidential Information”). Any Confidential Information that the Consultant has access to in connection with the performance of the Services shall be subject to the terms and conditions of this clause. The Consultant agrees to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company and not to use any Confidential Information for any purpose except as required in the performance of the Services. The Consultant shall notify the Company immediately in the event the Consultant becomes aware of any loss or disclosure of any Confidential Information.

(b) Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Consultant agrees to provide written notice of any such order to an authorized officer of the Company within five (5) days of receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company’s sole discretion. The Consultant is hereby notified that 18 U.S.C. § 1833(b) states as follows: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

6. Restrictive Covenants.

(a) The Consultant enters into this Agreement in exchange for the consulting fee and the COBRA benefits described in the Separation Agreement with the Company of even date herewith (the “Separation Agreement”). The Consultant and the Company agree that this Agreement is supported by mutually agreed-upon consideration under the Massachusetts Noncompetition Agreement Act (MGL c.149, § 24L) and agree and stipulate not to challenge the sufficiency of the agreed-upon consideration supporting this Agreement. The Consultant acknowledges and agrees that: (i) the Company has advised the Consultant, in writing, that the Consultant has the right to consult with counsel prior to signing this Agreement (and this document constitutes that writing); and (ii) the Consultant has been given more than ten (10) business days to review this Agreement prior to signing it.

(b) During the Term and for a period of nine (9) months thereafter, the Consultant will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, perform the same or substantially similar services for a Competing Business (as hereinafter defined) that the Consultant performed for the Company or any of its affiliates or subsidiaries during the Term. The Consultant understands that the restrictions set forth in this Section 6(b) are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Competing Business” means any businesses that offer (i) digital demand generation and digital advertising, and purchase intent data or sales and marketing workflow solutions targeted toward customers that offer technology or communications solutions inclusive of hardware, software, and services; (ii) market data, research, and advisory services or consulting services incorporating industry analyst content targeted toward customers that offer technology or communications solutions inclusive of hardware, software, and services; or (iii) content marketing services inclusive of custom content creation targeted toward customers that offer technology or communications solutions inclusive of hardware, software, and services. For purposes of this Agreement, the term “Restricted Territory” means any geographic area or territory where the Consultant performed the Services, or where parties were located with whom or which the Consultant interacted during the Term.

(c) During the Term and for a period of nine (9) months thereafter, the Consultant (i) will refrain, either alone or in association with others, from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting any Restricted Person (as defined herein), inducing or influencing any Restricted Person to terminate their relationship with the Company or any of its affiliates or subsidiaries or otherwise interfering with said relationship; and (ii) will refrain, either alone or in association with others, from (x) soliciting any Restricted Business Partner (as defined herein) or (y) encouraging any Restricted Business Partner, in the case of each of clauses (x) and (y), to terminate or otherwise modify adversely its business relationship with the Company or any of its affiliates or subsidiaries. The Consultant understands that the restrictions set forth in this Section 6(c) are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Restricted Person” means each and every person employed by the Company or any of its affiliates or subsidiaries during the Term and with whom the Consultant, during such period, had work-related contact or about whom the Consultant acquired Confidential Information (in each case, excluding any such persons whose relationship with the Company or its subsidiaries was terminated by the Company or its subsidiaries without cause). For purposes of this Agreement, the term “Restricted Business Partner” means each and every customer, vendor, supplier, consultant and independent contractor with whom or with which the Company or any of its affiliates or subsidiaries has conducted business during the Term and with whom the Consultant, during the Term, had business-related contact or about which the Consultant acquired Confidential Information by virtue of the Consultant’s relationship with the Company.

7. [Reserved]

8. Termination.

(a) The Company may terminate this Agreement for any reason at any time upon at least sixty (60) days’ advance written notice to the Consultant; provided, that the Company may terminate this Agreement with immediate effect if such termination is for Cause (as defined in the Consultant’s employment agreement with TechTarget, Inc. dated May 3, 2016). The Consultant may terminate this Agreement prior to the end of the Term with immediate effect if the Company breaches in any material respect any of its obligations hereunder or under any other written agreement with the Consultant. In the event of termination pursuant to this Section 8(a), the Company shall pay the Consultant on the date of the termination of this Agreement any amounts then due and payable under this Agreement for any Services completed up to and including the date of such termination.

(b) Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company’s written request, the Consultant shall promptly:

(i) deliver to the Company all materials, equipment, and other property of the Company provided by the Company for use by the Consultant;

(ii) deliver to the Company all tangible documents and other media of the Company, including any copies of such documents or other media; and

(iii) permanently erase all Confidential Information in the Consultant’s possession, including, but not limited to, erasing all Confidential Information from the Consultant’s computer and phone systems.

9. Assignment. Neither the Company nor the Consultant shall assign any rights or delegate or subcontract any obligations under this Agreement without the ’other party’s prior written consent; provided that the Company may assign its rights and obligations hereunder to a successor to all or substantially all its assets. Any assignment in violation of the foregoing shall be deemed null and void. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the parties hereto and their respective successors and assigns.

10. Governing Law, Jurisdiction, and Venue. This Agreement and all matters arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to any conflict of laws principles. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Commercial Arbitration Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.

11. Miscellaneous.

(a) This Agreement and the Separation Agreement (which expressly survives this Agreement), together with any related exhibits or schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

(b) This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto.

(c) If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

(d) This Agreement may be executed in any number of counterparts (including by DocuSign or similar platform, or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

[signature page follows]

IN WITNESS HEREOF, the parties hereto signed their names as of the day and year first written above.

Toro CombineCo, Inc.

By:

Name:	Daniel Noreck

Date:	January 10, 2024

[Signature Page to

Consulting Agreement]

Michael Cotoia

Date:January 10, 2024

[Signature Page to

Consulting Agreement]

SCHEDULE A

The Consultant shall work under the direction of the Chief Executive Officer of CombineCo (the “CEO”), to provide the services described below:

•	Provide advice and assistance as required in relation to the formulation of CombineCo objectives and strategy, including with respect to matters involving markets, products, people and finance.

•	Provide advice and assistance as required in relation to the development of CombineCo’s operating model and organization design.

•	Provide guidance and support to enhance the motivation and retention of key talent.

•	Provide advice and assistance as required in relation to the brokering of key board member relations.

•	Provide advice and assistance as required in relation to the brokering of key investor relations.

•	Provide guidance and support as required in relation to the brokering of key customer relations.

•	Provide guidance and support as required in relation to the brokering of key partner relations.

•	Assist with the preparation of quarterly press releases (e.g., Forms 10-Q and 10-K) for investors.

•

Provide advice and assistance as required with respect to any other matters that may arise from time to time where having access to the Consultant’s knowledge and experience as the former Chief Executive Officer of the Company would be beneficial to CombineCo, its subsidiaries and its affiliates.

Sch. A-1

EXHIBIT B

RELEASE OF CLAIMS AGREEMENT

Michael Cotoia (“you”) and TechTarget, Inc. (“Company”) (collectively, “the parties”) have agreed to enter into this Release of Claims Agreement (“Agreement”) on the following terms:

You acknowledge that your employment with the Company terminated effective January 10, 2024 (the “Termination Date”). You further acknowledge that, regardless of signing this Agreement, you have received (i) your final paycheck, which includes your final salary or wages through your last day of service, less withholdings; and (ii) reimbursement of all reasonable business expenses incurred by you during your employment. The parties acknowledge that except as provided for in the Separation Agreement, all benefits and perquisites of employment cease as of your last day of employment with the Company.

Further, if you (i) duly execute this Agreement and return this Agreement to the Company within twenty-one (21) days following the Termination Date, (ii) do not revoke the Agreement as permitted below, and (iii) remain at all times in continued compliance in all material respects with this Agreement and the Separation Agreement and the circumstances in Section 7 of the Separation Agreement have not occurred and do not occur (provided, that any alleged breach, if reasonably capable of cure, will be disregarded for all purposes if you reasonably cure such alleged breach within thirty (30) days following the date the Company provides written notice to you of such alleged breach, which notice shall include reasonable detail of the circumstances related thereto), then the Company will provide you or your estate or beneficiaries with the severance benefits set forth in Section 3 of the Separation Agreement (together, the “Severance Benefits”), as applicable at this time. For the avoidance of doubt, in the event that you willfully and materially breach this Agreement or the Separation Agreement, you will no longer be entitled to, and the Company will no longer be obligated to provide (or continue to provide), the Severance Benefits.

You understand and agree that you are not entitled to any compensation, benefits, remuneration, incentive compensation, equity incentive compensation, accruals, contributions, reimbursements, bonus, option grant, vesting, or vacation or other payments from the Company other than those expressly set forth in this Agreement, and that any and all payments and benefits you may receive under this Agreement are subject to all applicable taxes and withholdings.

In exchange for the Severance Benefits, which you acknowledge exceed any amounts to which you otherwise may be entitled under the Company’s policies and practices or applicable law, you and your representatives completely release from, and agree to not file, cause to be filed or pursue against, the Company, their affiliated, related, parent or subsidiary companies, and their present and former directors, officers, and employees (the “Released Parties”) all claims, complaints, grievances, causes of action, or charges of any kind, known and unknown, asserted or unasserted (“Claims”), which you may now have or have ever had against any of them (“Released Claims”). Released Claims include, but are not limited to:

•	all Claims arising from your employment with the Released Parties or the termination of that employment, including Claims for wrongful termination or retaliation;

•

all Claims related to your compensation or benefits from the Released Parties, including salary, wages, bonuses, commissions, incentive compensation, profit sharing, retirement benefits, paid time off, vacation, sick leave, leaves of absence, expense reimbursements, equity, severance pay, and fringe benefits;

•	all Claims for breach of contract, breach of quasi-contract, promissory estoppel, detrimental reliance, and breach of the implied covenant of good faith and fair dealing;

•

all tort Claims, including Claims for fraud, defamation, slander, libel, negligent or intentional infliction of emotional distress, personal injury, negligence, compensatory or punitive damages, negligent or intentional misrepresentation, and discharge in violation of public policy;

•	all federal, state, and local statutory Claims, including Claims for discrimination, harassment, retaliation, attorneys’ fees, medical expenses, experts’ fees, costs and disbursements; and

•

any other Claims of any kind whatsoever, from the beginning of time until the date you sign this Agreement, in each case whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction.

By way of example and not in limitation, Released Claims include any Claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1991; the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981; the Americans with Disabilities Act, 42 U.S.C. 12101 et seq.; the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq.; the Family Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq.; the federal Worker Adjustment Retraining Notification Act (“WARN Act”), 29 U.S.C. § 2102 et seq.; the Massachusetts Fair Employment Practices Law, Mass. Gen. Laws ch. 151B; the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, § 11; the Massachusetts Equal Rights Act, Mass. Gen. Laws ch. 93; the Massachusetts Small Necessities Act, Mass. Gen. Laws ch. 149 § 52D; the Massachusetts Privacy Statute, Mass. Gen. Laws ch. 214, § 1B and C; the Massachusetts Equal Pay Act, Mass. Gen. Laws ch. 149 § 105A-C; the Massachusetts Parental Leave Act, Mass. Gen. Laws ch. 149, § 105D; the Massachusetts AIDS Testing Act, Mass. Gen. Laws ch. 111 § 70F; the Massachusetts Consumer Protection Act, Mass. Gen. Laws ch. 93A; the Massachusetts Equal Rights for the Elderly and Disabled Law, Mass. Gen. Laws ch. 93 § 103; the Massachusetts Anti-Sexual Harassment Statute, Mass. Gen. Laws ch. 151B, § 3A; the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, §§ 148 et seq.; the Massachusetts Wage and Hour Laws, Mass. Gen. Laws ch. 151 § 1A et seq.; the Massachusetts age discrimination law, Mass. Gen. Laws ch. 149, § 24A et seq.; or any comparable law in any other jurisdiction. The Parties intend for this release to be enforced to the fullest extent permitted by law. YOU UNDERSTAND AND AGREE THAT THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL CLAIMS.

You agree that the consideration you are receiving in exchange for your general release of claims shall be offset against any state or federal WARN Act (or other) notice or pay in lieu of notice obligation, if any, that the Company may be found to have in the future.

You represent that you have not initiated, filed, or caused to be filed and agree not to initiate, file or cause to be filed any Released Claims against any Released Parties with respect to any aspect of your employment by or termination from employment with the Company or with respect to any other Released Claim. You expressly covenant and warrant that you have not assigned or transferred to any person or entity any portion of any Released Claims that are waived, released and/or discharged herein. If you nonetheless file, cause to be filed, or pursue any Released Claims against one or more Released Party, you will pay to each such Released Party any costs or expenses (including attorneys’ fees and court costs) incurred by such Released Party in connection with such action, claim or suit.

In this paragraph, we provide you with specific information required under the ADEA. You acknowledge that you have received and reviewed any and all information required, if any, by the ADEA/Older Workers Benefit Protection Act pertaining to your termination from the Company. You agree that your release of claims in this Agreement includes a knowing and voluntary waiver of any rights you may have under the ADEA. You acknowledge that you have been given an opportunity to consider for twenty-one (21) days the terms of this Agreement, although you may sign beforehand, and that you are advised by the Company to consult with an attorney. You further understand that you can revoke your waiver of ADEA claims within seven (7) days after signing this Agreement, but that you will not be eligible for any Severance Benefits if you revoke your waiver. Revocation must be made by delivering a written notice of revocation to [insert contact], at the Company’s principal address. You acknowledge and agree that for the revocation to be effective, the written notice must be received no later than the close of business (5:00 p.m. E.D.T.) on the seventh (7th) day after you sign this Agreement. This Agreement will become effective and enforceable on the eighth (8th) day following your execution of this Agreement (the “Release Effective Date”), provided you have not exercised your right, as described herein, to revoke this Agreement. You further agree that any change to this Agreement, whether material or immaterial, will not restart the twenty-one (21) day review period.

Notwithstanding the foregoing, the parties acknowledge and agree that you are not waiving or being required to waive (1) any right that cannot be waived as a matter of law, (2) rights for indemnification under U.S. and non-U.S. federal and state laws, (3) rights for indemnification (or related advancement of expenses) under any contract or agreement with the Company or any of its affiliates that provides for indemnification or under the corporate governing instruments or any insurance policies of the Company or any of its affiliates, (4) rights to any vested benefits or pension funds (5) rights to any equity or equity-based award that is, in either case, vested or eligible to vest by its terms after your termination of employment, and (6) rights to seek worker’s compensation or unemployment insurance benefits, subject to the terms and conditions thereof.

Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prohibit or interfere with your exercising protected rights, including rights under the National Labor Relations Act; filing a charge with the Equal Employment Opportunity Commission or OSHA; reporting possible violations of law to or participating in an investigation by any federal, state or local government agency or commission such as the National Labor Relations Board, the Department of Labor or the Securities and Exchange Commission. You do, however, waive any right to receive any monetary award or benefit resulting from such a charge, report, or investigation related to any Released Claims, except that you may receive and fully retain a monetary award from a government-administered whistleblower award program. The parties further acknowledge and agree that this Agreement shall not be construed as a waiver of any rights that are not subject to waiver by private agreement or otherwise cannot be waived as a matter of law.

You are hereby notified that 18 U.S.C. § 1833(b) states as follows: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, notwithstanding any other provision of this Agreement to the contrary, you have the right to (1) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of the law or (2) disclose trade secrets in a document filed in a lawsuit or other proceeding so long as that filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

Except as provided herein, you further agree to maintain this Agreement and its contents in the strictest confidence and agree that you will not disclose the terms of this Agreement to any third party without the prior written consent of the Company, unless and to the extent otherwise required by law or in connection with enforcing this Agreement, except you may inform your legal and financial advisors provided you have advised such attorney or financial advisor to maintain the confidentiality of this Agreement and its contents and you remain responsible for maintaining the confidentiality of such information. Except as expressly permitted in the preceding two paragraphs, if you are obligated under law to disclose the contents of this Agreement you agree, to the extent possible, to provide the Company at least five (5) days prior written notice of such obligation.

You and the Company agree that this Agreement is not an admission of guilt or liability on the part of you and the Company under any national, federal, state or local law, whether statutory or common law. Liability for any and all claims is expressly denied by you and the Company.

This Agreement and the Separation Agreement are the entire agreement and understanding between you and the Company concerning its subject matter and may only be amended in writing signed by you and by authorized representatives of the Company. If any provision of this Agreement or the application thereof to any person, place, or circumstance shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provision as applied to other person, places, and circumstances shall remain in full force and effect.

This Agreement, the legal relations between the parties and any action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to conflicts of law doctrines that require application of another law. Any legal action or suit related in any way to this Agreement shall be brought exclusively in the federal or state courts of the Commonwealth of Massachusetts.

This Agreement may be executed in any number of counterparts (each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument) and delivered by electronic means.

Finally, by your signature below, you acknowledge each of the following: (a) that you have read this Agreement or have been afforded every opportunity to do so; (b) that you are fully aware of the Agreement’s contents and legal effect; and (c) that you have voluntarily chosen to enter into this Agreement, without duress or coercion, economic or otherwise, and based upon your own judgment and not in reliance upon any promises made by the Company other than those contained in this Agreement.

UNDERSTOOD AND AGREED:

DATE:
Name: Michael Cotoia

TechTarget, Inc.

DATE:
Name:
Title: